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                                                                   EXHIBIT 4.2

                                  AMENDMENT TO

                        PREFERRED SHARES RIGHTS AGREEMENT

         Amendment dated as of May 7, 1996 (the "Amendment") to the Preferred Shares Rights Agreement dated as of September 21, 1994 (the "Agreement") between Target Therapeutics, Inc. a Delaware corporation (the "Company") and The First National Bank of Boston (the "Rights Agent").

                                    RECITALS

         The Board of Directors of the Company has determined that it is in the best interests of the Company to amend the Agreement to increase the Purchase Price (as defined in the Agreement) from $67.50 (after giving effect to adjustments resulting from the Company's 1-for-1 stock dividend declared on November 8, 1995) to $300 (after giving effect to such adjustments).

         The Company and the Rights Agent have determined that, pursuant to
Section 27 of the Agreement, the Agreement may be amended as set forth herein without the approval of the holders of the Rights (as defined in the Agreement).

         The parties agree as follows:

         1. Section 7(b) of the Agreement is hereby amended in its entirety to read as follows:

         (b) The Purchase Price for each one-thousandth of a Preferred Share issuable pursuant to the exercise of a Right shall initially be $300 (after giving effect to adjustments resulting from the Company's 1-for-1 stock dividend declared on November 8, 1996) and shall be subject to adjustment from time to time as provided in Sections 11 and 13 hereof and shall be payable in lawful money of the United States of America in accordance with paragraph (c) below.

         2. All other terms and conditions of the Agreement shall remain in full force and effect.

         3. This Amendment may be executed in any number of counterparts, each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.
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         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.


                                       TARGET THERAPEUTICS, INC.

                                       By:  /s/ Robert E. McNamara
                                           -----------------------------------

                                       Name:Robert E. McNamara
                                            ----------------------------------

                                       Title:Chief Financial Officer
                                             ---------------------------------

                                       THE FIRST NATIONAL BANK OF BOSTON

                                       By:  /s/ Lori Chamoun
                                            ----------------------------------

                                       Name:Lori Chamoun
                                            ----------------------------------

                                       Title:Director of Client Services
                                             ---------------------------------

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